Exhibit 99.1

Life Storage, Inc. Reports Third Quarter 2022 Results

BUFFALO, N.Y.--(BUSINESS WIRE)--November 2, 2022--Life Storage, Inc. (NYSE:LSI), a leading national owner and operator of self-storage properties, reported operating results for the quarter ended September 30, 2022.

Highlights for the Third Quarter Included:

  Generated net income attributable to common shareholders of $98.5 million, or $1.16 per fully diluted common share.
  Achieved adjusted funds from operations (“FFO”)(1) per fully diluted common share of $1.73, a 26.3% increase over the same period in 2021, and an increase from $1.65 per fully diluted common share of adjusted FFO in the second quarter of 2022.
  Increased same store revenue by 14.9% and same store net operating income (“NOI”)(2) by 18.4%, year-over-year.
  Acquired 11 wholly owned stores for $217.5 million and one consolidated joint venture store for $29.0 million of which the Company’s net investment is $24.1 million. Five of these stores were added from the Company’s third-party management platform.
  With a joint venture partner, acquired 15 stores for a total cost of $264.3 million, of which the Company invested $52.7 million.
  Added 25 stores (gross) to the Company’s third-party management platform.
  Replaced the Company’s existing $500 million bank credit facility that was scheduled to mature on March 10, 2023 with a $1.25 billion facility, providing committed liquidity to the Company to January 2027 on terms comparable to or improved from the existing facility.
  For the fifth consecutive year, the Company was awarded Newsweek’s Best Customer Service Award in America for 2023. Life Storage is the longest running recipient in the Storage Centers category.

Joe Saffire, the Company’s Chief Executive Officer, stated, “Operating fundamentals are very strong with occupancy remaining elevated from pre-pandemic seasonal levels. We are on track and well positioned for another strong end to this year, and I cannot be more pleased with how our team continues to perform. Our focus to continually optimize revenue resulted in same store achieved rate growth per square foot of 17.1% over the same quarter of last year, supporting our significant adjusted FFO growth of 26.3% from one year ago. We strategically added scale to key existing markets with the addition of wholly owned, joint venture and third-party management properties. Our third quarter performance, together with continuing strong fundamentals and our ability to execute on our strategic initiatives, positions us well to continue to grow shareholder value.”

FINANCIAL RESULTS:

In the third quarter of 2022, the Company generated net income attributable to common shareholders of $98.5 million, or $1.16 per fully diluted common share, compared to net income attributable to common shareholders of $70.3 million, or $0.89 per fully diluted common share from the third quarter of 2021.

Funds from operations for the quarter were $1.74 per fully diluted common share compared to $1.37 for the same period last year. Adjusted FFO per fully diluted common share for the quarter was $1.73, representing a 26.3% increase over the same period from one year ago. This quarter adjustments to FFO primarily included $2.8 million for the gain on sale of non-real estate assets, $1.0 million for acquisition fees and $2.6 million relating to uninsured property damages and tenant reinsurance claims resulting from the impact of Hurricane Ian.

OPERATIONS:

Revenues for the 576 stabilized stores wholly owned by the Company since December 31, 2020 increased 14.9% in the third quarter of 2022 compared to the same quarter of 2021. The increase largely resulted from the impact of a 17.1% increase in same store realized rental rates per square foot with same store occupancy for the third quarter of 2022 averaging 93.1%.

Same store operating expenses increased 6.6% for the third quarter of 2022 compared to the prior year period, primarily the result of increased repairs and maintenance, credit card fees, and utilities expenses. Payroll and benefits increased slightly on a same store basis over the third quarter of 2021 by 0.6%. Same store NOI increased 18.4% in the third quarter of 2022 as compared to the third quarter of 2021.

During the third quarter of 2022, the Company achieved double digit same store revenue growth in 31 of its 33 major markets. Overall, the markets with the strongest positive revenue impact were Miami, FL; Los Angeles, CA; Atlanta, GA; Austin, TX; and Chicago, IL.

Three of the Company’s wholly owned stores in Ft. Myers, Florida and one in Naples, Florida sustained wind and flood damage relating to Hurricane Ian during the third quarter of 2022. Additionally, one of the Company’s wholly owned stores near St. Louis, Missouri also sustained flood damage during to the quarter due to an unrelated storm. Subsequent to the storms, impacted customer goods were removed from these stores and the properties are in the process of being cleaned and repaired. Although all five stores remain open and operational, and will generate income during the re-lease up period, four of these properties that were included in the Company’s same store pool at the time of the storms have been removed from the Company’s same store pool until they again attain stabilized occupancy.

PORTFOLIO TRANSACTIONS:

Wholly Owned Portfolio

During the quarter, the Company acquired 11 wholly owned stores in Missouri (5), North Carolina (1), Nevada (1), California (1), Arizona (1), Massachusetts (1), and Florida (1) for $217.5 million. Additionally, a consolidated joint venture of the Company acquired one store in New York for $29.0 million, of which the Company’s net investment was $24.1 million.

At September 30, 2022 the Company was under contract to acquire 11 self-storage facilities in Arizona (6), California (3), Minnesota (1), and Illinois (1) for a total purchase price of $212.8 million. Subsequent to September 30, 2022, the Company completed the acquisition of seven of these self-storage facilities in Arizona (6) and Minnesota (1) for $142.0 million. The purchases of the remaining facilities are subject to customary conditions to closing, and there is no assurance that any of these facilities will be acquired.

As of the date of this press release, the Company has acquired 50 stores for $1.0 billion since January 1, 2022 (inclusive of the fully consolidated New York joint venture property) and is under contract for four stores with an aggregate purchase price of $70.8 million which may close during 2023.

Joint Venture Portfolio

During the quarter, the Company with a joint venture partner acquired a portfolio of 15 stores with a total value of $264.3 million. The Company’s investment in the joint venture was $52.7 million.

At September 30, 2022, the Company was under contract with joint venture partners to acquire eight stores for an aggregate purchase price of $148.8 million of which the Company would invest $29.8 million. Subsequent to September 30, 2022, certain unconsolidated joint ventures of the Company completed the acquisition of seven of these stores for an aggregate purchase price of $126.3 million of which the Company invested $25.3 million. The investment into the remaining facility is subject to customary conditions to closing, and there is no assurance that this transaction will be closed.

THIRD-PARTY MANAGEMENT:

The Company continues to aggressively and profitably grow its third-party management platform. During the quarter, the Company added 25 stores (gross). As of quarter end, the Company managed 401 facilities in total, including those in which it owns a joint venture interest.

FINANCIAL POSITION:

At September 30, 2022, the Company had approximately $22.5 million of cash on hand, and approximately $794 million available on its $1.25 billion line of credit.

During the quarter, the Company issued 610,385 shares of common stock under its continuous equity offering program at a weighted average issue price of $133.11 per share, generating net proceeds after expenses of $80.2 million.

Below are key financial ratios at September 30, 2022:

--	Debt to Enterprise Value (at $ 110.76/share)	25.4%
--	Debt to Book Cost of Storage Facilities	40.8%
--	Debt to Recurring Annualized EBITDA	4.6x
--	Debt Service Coverage	5.6x

COMMON STOCK DIVIDEND:

Subsequent to quarter end, the Company’s Board of Directors approved a quarterly dividend of $1.08 per share, or $4.32 annualized. The dividend was paid on October 26, 2022 to shareholders of record on October 14, 2022.

YEAR 2022 EARNINGS GUIDANCE:

The following assumptions covering operations have been utilized in formulating guidance for 2022:

	Current Guidance Range			Prior Guidance Range (August 3, 2022)
Same Store Revenue	14.25%	-	15.25%	13.25%	-	14.25%
Same Store Operating Costs (excluding property taxes)	4.75%	-	5.75%	4.50%	-	5.50%
Same Store Property Taxes	6.25%	-	7.25%	6.25%	-	7.25%
Total Same Store Operating Expenses	5.25%	-	6.25%	5.00%	-	6.00%
Same Store Net Operating Income	18.0%	-	19.0%	16.5%	-	17.5%
General & Administrative	$71M	-	$73M	$71M	-	$73M

Expansions & Enhancements	$65M	-	$75M	$65M	-	$75M
Capital Expenditures	$30M	-	$35M	$30M	-	$35M
Wholly Owned Acquisitions			$1,000M	$800M	-	$1,000M
Joint Venture Investments	$100M	-	$125M	$75M	-	$125M

Adjusted Funds from Operations per Share	$6.42	-	$6.46	$6.27	-	$6.33
Reconciliation of Guidance	4Q 2022 Range or Value	FY 2022 Range or Value
Earnings per share attributable to common shareholders - diluted	$1.00 - $1.04	$4.12 - $4.16
Plus: real estate depreciation and amortization	0.60 - 0.60	2.30 - 2.30
FFO per share	$1.60 - $1.64	$6.42 - $6.46

The Company’s 2022 same store pool consists of the 576 stabilized stores wholly owned since December 31, 2020. Fifty-One of the stores purchased through September 30, 2022, at certificate of occupancy or that were in the early stages of lease-up are not included, regardless of their current occupancies. The Company believes that occupancy levels achieved during the lease-up period, using discounted rates, are not truly indicative of a new store’s performance, and therefore do not result in a meaningful year-over-year comparison in future years. The Company will include such stores in its same store pool in the second year after the stores achieve 80% sustained occupancy using market rates and incentives.

FORWARD LOOKING STATEMENTS:

When used herein, the words “intends,” “believes,” “expects,” “anticipates,” and similar expressions are intended to identify “forward-looking statements” within the meaning of that term in Section 27A of the Securities Act of 1933 and in Section 21E of the Securities Exchange Act of 1934.

All forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward-looking statements. We may also make additional forward-looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by us or on our behalf, are also expressly qualified by these cautionary statements. All forward-looking statements apply only as of the date made. We undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained herein. Any forward-looking statements should be considered in light of the risks referenced in the “Risk Factors” section included in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Such factors include, but are not limited to:

  adverse changes in general economic conditions, the real estate industry and in the markets in which we operate;
  the effect of competition from new self-storage facilities or other storage alternatives, which would cause rents and occupancy rates to decline;
  impacts from the COVID-19 pandemic or the future outbreak of other highly infectious or contagious diseases on the U.S., regional and global economies and our financial condition and results of operations;
  potential liability for uninsured losses and environmental contamination;
  the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing real estate investment trusts (“REITs”), tenant reinsurance and other aspects of our business, which could adversely affect our results;
  loss of key personnel;
  the Company’s ability to evaluate, finance and integrate acquired self-storage facilities on expected terms into the Company’s existing business and operations;
  the Company’s ability to effectively compete in the industry in which it does business;
  disruptions in credit and financial markets and resulting difficulties in raising capital or obtaining credit at reasonable rates or at all, which could impede our ability to grow;
  the Company’s existing indebtedness may mature in an unfavorable credit environment, preventing refinancing or forcing refinancing of the indebtedness on terms that are not as favorable as the existing terms;
  interest rates may increase, impacting costs associated with the Company’s outstanding floating rate debt, if any, and impacting the Company’s ability to comply with debt covenants;
  exposure to litigation or other claims;
  risks associated with breaches of our data security;
  the regional concentration of the Company's business may subject the Company to economic downturns in the states of Florida and Texas;
  the Company’s cash flow may be insufficient to meet required payments of operating expenses, principal, interest and dividends; and
  failure to maintain our REIT status for U.S. federal income purposes, including tax law changes that may change the taxability of future income.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our securities.

CONFERENCE CALL:

Life Storage will hold its Third Quarter Earnings Release Conference Call at 9:00 a.m. Eastern Time on Thursday, November 3, 2022. To help avoid connection delays, participants are encouraged to pre-register using this link. Anyone unable to pre-register may access the conference call at 877.545.0523 (domestic) or 973.528.0016 (international); passcode 107039 or request to be joined into the Life Storage call. Management will accept questions from registered financial analysts after prepared remarks; all others are encouraged to listen to the call via webcast by accessing the investor relations tab at lifestorage.com. The webcast will be archived for a period of 90 days; a telephone replay will also be available for 14 days by calling 877.481.4010 and entering passcode 46805.

ABOUT LIFE STORAGE, INC:

Life Storage, Inc. is a self-administered and self-managed equity REIT that is in the business of acquiring and managing self-storage facilities. Located in Buffalo, New York, the Company operates more than 1,100 storage facilities in 37 states. The Company serves both residential and commercial storage customers with storage units rented by month. Life Storage consistently provides responsive service to approximately 675,000 customers, making it a leader in the industry. For more information visit http://invest.lifestorage.com.

Life Storage, Inc.
Balance Sheet Data
(unaudited)

	September 30,	December 31,
(dollars in thousands)	2022	2021
Assets
Investment in storage facilities:
Land	$1,293,597	$1,185,976
Building, equipment and construction in progress	6,708,246	5,904,481
	8,001,843	7,090,457
Less: accumulated depreciation	(1,128,083)	(1,007,650)
Investment in storage facilities, net	6,873,760	6,082,807
Cash and cash equivalents	22,498	171,865
Accounts receivable	22,829	17,784
Receivable from joint ventures	1,087	333
Investment in joint ventures	254,728	213,003
Prepaid expenses	13,042	9,918
Intangible asset - in-place customer leases	6,745	13,966
Trade name	16,500	16,500
Other assets	37,212	30,421
Total Assets	$7,248,401	$6,556,597

Liabilities
Line of credit	$456,000	$-
Term notes, net	2,750,683	2,747,838
Accounts payable and accrued liabilities	153,575	131,778
Deferred revenue	33,646	27,277
Mortgages payable	36,454	37,030
Total Liabilities	3,430,358	2,943,923

Noncontrolling redeemable Preferred Operating Partnership Units at redemption value	89,077	90,783

Noncontrolling redeemable Common Operating Partnership Units at redemption value	116,190	142,892

Equity
Common stock	850	836
Additional paid-in capital	3,883,047	3,697,000
Accumulated deficit	(272,608)	(314,713)
Accumulated other comprehensive loss	(3,437)	(4,124)
Total Shareholders' Equity	3,607,852	3,378,999
Noncontrolling interest in consolidated subsidiary	4,924	-
Total Equity	3,612,776	3,378,999
Total Liabilities and Shareholders' Equity	$7,248,401	$6,556,597

Life Storage, Inc.
Consolidated Statements of Operations
(unaudited)
	July 1, 2022	July 1, 2021	January 1, 2022	January 1, 2021
	to	to	to	to
(dollars in thousands, except share data)	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021

Revenues
Rental income	$241,261	$182,937	$674,008	$496,316
Tenant reinsurance	19,042	15,485	54,567	41,810
Other operating income	4,957	4,474	15,025	13,189
Management and acquisition fee income	7,694	5,360	19,889	16,091
Total operating revenues	272,954	208,256	763,489	567,406

Expenses
Property operations and maintenance	47,906	36,410	132,733	103,519
Tenant reinsurance	9,033	6,228	22,361	16,434
Real estate taxes	25,702	21,397	75,581	61,794
General and administrative	18,493	16,141	52,995	45,407
Depreciation and amortization	43,694	33,531	127,120	97,937
Amortization of in-place customer leases	5,017	3,627	16,067	8,350
Total operating expenses	149,845	117,334	426,857	333,441

Gain on sale of non-real estate assets	2,841	-	4,806	-

Income from operations	125,950	90,922	341,438	233,965

Other income (expense)
Interest expense (A)	(28,010)	(21,350)	(77,755)	(62,470)
Interest and dividend income	5	2	24	787
Equity in income of joint ventures	2,799	1,477	6,832	4,126

Net income	100,744	71,051	270,539	176,408
Net income attributable to noncontrolling preferred interests in the Operating Partnership	(999)	(476)	(3,002)	(476)
Net income attributable to noncontrolling common interests in the Operating Partnership	(1,231)	(301)	(3,184)	(760)
Net income attributable to noncontrolling common interests in consolidated subsidiary	(9)	-	(9)	-
Net income attributable to common shareholders	$98,505	$70,274	$264,344	$175,172

Earnings per common share attributable to common shareholders - basic	$1.16	$0.89	$3.14	$2.27

Earnings per common share attributable to common shareholders - diluted	$1.16	$0.89	$3.14	$2.27

Common shares used in basic earnings per share calculation	84,472,979	78,961,434	84,129,261	77,135,429

Common shares used in diluted earnings per share calculation	85,396,539	79,179,816	84,554,165	77,303,339

Dividends declared per common share	$1.0800	$0.7400	$3.0800	$2.2200

(A) Interest expense for the period ending September 30 consists of the following
Interest expense	$27,074	$20,748	$75,358	$60,662
Amortization of debt issuance costs	936	602	2,397	1,808
Total interest expense	$28,010	$21,350	$77,755	$62,470

Life Storage, Inc.
Computation of Funds From Operations (FFO) (1)
(unaudited)
	July 1, 2022	July 1, 2021	January 1, 2022	January 1, 2021
	to	to	to	to
(dollars in thousands, except share data)	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021

Net income attributable to common shareholders	$98,505	$70,274	$264,344	$175,172
Noncontrolling common interests in the Operating Partnership	1,231	301	3,184	760
Noncontrolling preferred interests in the Operating Partnership during conversion period	999	-	999	-
Depreciation of real estate and amortization of intangible
assets exclusive of debt issuance costs	48,237	36,615	141,643	104,691
Depreciation and amortization from unconsolidated joint ventures	1,872	1,796	6,014	4,239
Funds from operations allocable to noncontrolling
interest in Operating Partnership	(1,862)	(465)	(4,949)	(1,231)
Funds from operations available to common shareholders	148,982	108,521	411,235	283,631
FFO per share - diluted	$1.74	$1.37	$4.86	$3.67

Adjustments to FFO
Gain on sale of non-real estate assets	(2,841)	-	(4,806)	-
Uninsured damages related to natural disasters	2,598	-	2,598	-
Acquisition fee	(1,048)	-	(1,180)	(1,280)
Costs related to officer's retirement	-	155	-	155
Funds from operations resulting from non-recurring items
allocable to noncontrolling interest in Operating Partnership	16	(1)	40	5
Adjusted funds from operations available to common shareholders	147,707	108,675	407,887	282,511
Adjusted FFO per share - diluted	$1.73	$1.37	$4.82	$3.65

Common shares - diluted	85,396,539	79,179,816	84,554,165	77,303,339

Life Storage, Inc.
Computation of Net Operating Income (2)
(unaudited)
	July 1, 2022	July 1, 2021	January 1, 2022	January 1, 2021
	to	to	to	to
(dollars in thousands)	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021

Net Income	$100,744	$71,051	$270,539	$176,408
General and administrative	18,493	16,141	52,995	45,407
Depreciation and amortization	48,711	37,158	143,187	106,287
Interest expense	28,010	21,350	77,755	62,470
Interest and dividend income	(5)	(2)	(24)	(787)
Equity in income of joint ventures	(2,799)	(1,477)	(6,832)	(4,126)
Net operating income	$193,154	$144,221	$537,620	$385,659

Same store (4)	$140,105	$118,333	$395,086	$324,487
Net operating income related to tenant reinsurance	10,009	9,257	32,206	25,376
Other stores, management fee income, and gain on
sale of non-real estate assets	43,040	16,631	110,328	35,796
Total net operating income	$193,154	$144,221	$537,620	$385,659

Life Storage, Inc.
Quarterly Same Store Data (3) (4) 576 mature stores owned since 12/31/20
(unaudited)
	July 1, 2022	July 1, 2021
	to	to		Percentage
(dollars in thousands)	September 30, 2022	September 30, 2021	Change	Change

Revenues:
Rental income	$190,757	$165,440	$25,317	15.3%
Other operating income	1,793	2,114	(321)	-15.2%
Total operating revenues	192,550	167,554	24,996	14.9%

Expenses:
Payroll and benefits	10,445	10,380	65	0.6%
Real estate taxes	19,860	19,421	439	2.3%
Utilities	5,031	4,493	538	12.0%
Repairs and maintenance	5,787	4,612	1,175	25.5%
Office and other operating expense	5,102	4,559	543	11.9%
Insurance	1,786	1,731	55	3.2%
Advertising	52	52	-	0.0%
Internet marketing	4,382	3,973	409	10.3%
Total operating expenses	52,445	49,221	3,224	6.6%

Net operating income (2)	$140,105	$118,333	$21,772	18.4%

QTD Same store move ins	58,051	53,937	4,114

QTD Same store move outs	63,859	57,975	5,884

Other Comparable Quarterly Same Store Data (4)
(unaudited)
	July 1, 2022	July 1, 2021
	to	to		Percentage
	September 30, 2022	September 30, 2021	Change	Change
2021 Same store pool (526 stores)
Revenues	$174,326	$152,125	$22,201	14.6%
Expenses	47,603	44,459	3,144	7.1%
Net operating income	$126,723	$107,666	$19,057	17.7%

2020 Same store pool (510 stores)
Revenues	$168,966	$147,357	$21,609	14.7%
Expenses	46,129	43,116	3,013	7.0%
Net operating income	$122,837	$104,241	$18,596	17.8%

Life Storage, Inc.
Year to Date Same Store Data (3) (4) 576 mature stores owned since 12/31/20
(unaudited)
	January 1, 2022	January 1, 2021
	to	to		Percentage
(dollars in thousands)	September 30, 2022	September 30, 2021	Change	Change

Revenues:
Rental income	$542,126	$464,590	$77,536	16.7%
Other operating income	5,719	5,988	(269)	-4.5%
Total operating revenues	547,845	470,578	77,267	16.4%

Expenses:
Payroll and benefits	31,502	31,692	(190)	-0.6%
Real estate taxes	59,322	57,924	1,398	2.4%
Utilities	13,402	12,225	1,177	9.6%
Repairs and maintenance	15,976	14,251	1,725	12.1%
Office and other operating expense	14,636	13,136	1,500	11.4%
Insurance	5,323	5,168	155	3.0%
Advertising	156	155	1	0.6%
Internet marketing	12,442	11,540	902	7.8%
Total operating expenses	152,759	146,091	6,668	4.6%

Net operating income (2)	$395,086	$324,487	$70,599	21.8%

YTD Same store move ins	167,599	161,260	6,339

YTD Same store move outs	169,888	153,037	16,851

Life Storage, Inc.
Other Data - unaudited	Same Store (3)		All Stores (5)
	2022	2021	2022	2021

Weighted average quarterly occupancy	93.1%	95.2%	92.7%	94.8%

Occupancy at September 30	92.4%	94.6%	91.8%	94.2%

Rent per occupied square foot	$19.43	$16.59	$19.26	$16.52

Life Storage, Inc.
Other Data - unaudited (continued)

Investment in Storage Facilities: (unaudited)
The following summarizes activity in storage facilities during the nine months ended September 30, 2022:

Beginning balance	$7,090,457
Wholly owned property acquisitions	822,980
Consolidated joint venture acquisition	28,813
Improvements and equipment additions:
Expansions	21,007
Roofing, paving, and equipment:
Stabilized stores	17,893
Recently acquired stores	9,381
Change in construction in progress (Total CIP $64.0 million)	19,457
Dispositions and Impairments	(8,145)
Storage facilities at cost at period end	$8,001,843

Comparison of Selected G&A Costs (unaudited)	Quarter Ended
	September 30, 2022	September 30, 2021
Management and administrative salaries and benefits	$11,928	$10,740
Training	161	98
Call center	1,103	845
Life Storage Solutions costs	271	232
Income taxes	724	731
Legal, accounting and professional	949	912
Other administrative expenses (6)	3,357	2,583
	$18,493	$16,141

Net rentable square feet	September 30, 2022
Wholly owned properties	54,557,731
Joint venture properties	10,019,056
Third party managed properties	19,965,736
	84,542,523

	September 30, 2022	September 30, 2021

Common shares outstanding	84,995,100	82,017,283
Common Operating Partnership Units outstanding	1,041,510	344,531

(1) We believe that Funds from Operations (“FFO”) provides relevant and meaningful information about our operating performance that is necessary, along with net earnings and cash flows, for an understanding of our operating results. FFO adds back historical cost depreciation, which assumes the value of real estate assets diminishes predictably in the future. In fact, real estate asset values increase or decrease with market conditions. Consequently, we believe FFO is a useful supplemental measure in evaluating our operating performance by disregarding (or adding back) historical cost depreciation.

Funds from operations is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income available to common shareholders computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains or losses on sales of properties, plus impairment of real estate assets, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. We believe that to further understand our performance, FFO should be compared with our reported net income and cash flows in accordance with GAAP, as presented in our consolidated financial statements.

Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, or as an indicator of our ability to make cash distributions.

(2) Net operating income or "NOI" is a non-GAAP (generally accepted accounting principles) financial measure that we define as total continuing revenues less continuing property operating expenses. NOI also can be calculated by adding back to net income: interest expense, impairment and casualty losses, operating lease expenses, depreciation and amortization expense, any losses on sale of real estate, acquisition related costs, general and administrative expense, and deducting from net income: income from discontinued operations, interest income, any gains on sale of real estate, and equity in income of joint ventures. We believe that NOI is a meaningful measure to investors in evaluating our operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, and in comparing period-to-period and market-to-market property operating results. Additionally, NOI is widely used in the real estate industry and the self-storage industry to measure the performance and value of real estate assets without regard to various items included in net income that do not relate to or are not indicative of operating performance, such as depreciation and amortization, which can vary depending on accounting methods and book value of assets. NOI should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP, such as total revenues, operating income and net income.

(3) Includes the stores owned and/or managed by the Company for the entire periods presented that are consolidated in our financial statements. Does not include unconsolidated joint ventures or other stores managed by the Company.

(4) Revenues and expenses do not include items related to tenant reinsurance.

(5) Does not include unconsolidated joint venture stores or other stores managed by the Company.

(6) Other administrative expenses include office rent, travel expense, investor relations and miscellaneous other expenses.

Contacts

Life Storage, Inc.
Alex Gress
(716) 295-6833
agress@lifestorage.com